Exhibit 3.3
CERTIFICATE OF ELIMINATION
OF
SERIES C PREFERRED STOCK
OF
ION GEOPHYSICAL CORPORATION
(Pursuant to Section 151(g) of the General
Corporation Law of the State of Delaware)
     ION Geophysical Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware and formerly known as Input/Output, Inc. (the “Corporation”) does hereby certify as follows:
     FIRST: The Certificate of Designations filed on August 16, 1999 and constituting part of the Corporation’s Certificate of Incorporation (the “Certificate of Designations”) authorizes the issuance of 15,000 shares of a series of Preferred Stock designated Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”).
     SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions:
     RESOLVED, that no shares of the Corporation’s Series C Preferred Stock are outstanding and that no shares of the Series C Preferred Stock will be issued subject to the Certificate of Designations; and
     RESOLVED FURTHER, that all matters set forth in the Certificate of Designations with respect to the Series C Preferred Stock be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended; and
     RESOLVED FURTHER, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation’s Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Series C Preferred Stock.
     THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, all references to the Series C Preferred Stock in the Certificate of Incorporation of the Corporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.
[Signature on next page]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 24th day of September, 2007.

ION GEOPHYSICAL CORPORATION
By:	/s/ Robert P. Peebler
	Name:	Robert P. Peebler
	Title:	President and Chief Executive Officer